UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2005

ONE LIBERTY PROPERTIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 16, 2005, a limited liability company wholly owned by the registrant, consummated the acquisition from Falk US Property Income Fund, L.P., a Delaware limited partnership (“Seller”), of an approximately 106,000 square foot office building situated on approximately 10.5 acres in Parsippany, New Jersey for a purchase price of $30 Million, which was paid in cash.

Pursuant to the Sale Agreement with respect to this property (reported on Form 8-K filed by the registrant on August 25, 2005), a lease with respect to the property with an unaffiliated tenant is in full force and effect as of the closing. The term of the lease expires August 31, 2017, subject to two five-year renewal periods at tenant’s option. Currently, the annual rent under the lease is $1,781,556, which rent is subject to annual increases. The lease, which is a net lease, is guaranteed by Koninklijke DSM, N.V., the parent of the tenant.

The property was acquired as replacement property in connection with a 1031 tax-deferred exchange and a portion of the purchase price was paid using proceeds from a previous sale of unused development or “air” rights by a wholly-owned limited liability company of the registrant relating to a property located in Brooklyn, New York.

All terms and conditions of the transaction, including the Sale Agreement and the consideration paid were negotiated at arms length and there is no relationship between the registrant or any of its affiliates and the Seller or any of its affiliates.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. To be filed by Amendment by November 30, 2005.

(b)	Pro Forma Financial Information. To be filed by Amendment by November 30, 2005.

(c)	Exhibits.

10.1 Sale Agreement, dated as of August 25, 2005, between the registrant and Falk US Property Income Fund, L.P.

10.2 Assignment of Sale Agreement, dated as of September 15, 2005, between the registrant and OLP Parsippany LLC.

10.3 Standard Form of Office Net Lease, dated November 6, 1996, between Bellemead Development Corporation and Hoffman-LaRoche Inc.

10.4 First Amendment to Lease, dated as of May 1, 2005, between Falk US Property Income Fund, L.P. and DMS Nutritional Products, Inc.

10.5 Lease Guaranty, dated as of March 2005, by Koninklijke DSM, N.V. in favor of Falk US Property Income Fund, L.P.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: September 20, 2005	By:	/s/ Simeon Brinberg
Simeon Brinberg Senior Vice President